Exhibit 99.1

PRESS RELEASE DATED OCTOBER 8, 2002

FOR IMMEDIATE RELEASE

For further information, contact
Michael W. Schradle, CFO
Micro Linear Corporation
2050 Concourse Dr.
San Jose, CA 95131
408-433-5200

FOR RELEASE AT 1:00 PDT (4:00 EDT), TUESDAY, OCT 8, 2002

Micro Linear Corporation Announces
Discontinuation of 802.11a Development Activity and
Preliminary Third Quarter 2002 Financial Results

         SAN JOSE, California, October 8, 2002 – Micro Linear Corporation (NASDAQ: MLIN), announced today that in order to better align product development activities with the Company’s revenue-producing markets, Micro Linear will stop development of 802.11a products. This stoppage is not expected to have an impact on any Micro Linear customers or on revenues for 2002 or 2003. The realignment process will include redirecting certain engineering activities, as well as reorganizing sales, marketing, and applications to strengthen major account support. As part of the realignment, the Company will reduce its workforce by approximately 39 employees. The fourth quarter 2002 financial results are anticipated to include a charge of approximately $0.5 million in connection with this restructuring.

         Mr. Tim Richardson, the Company’s President and Chief Executive Officer, said “We see the market for 802.11a products growing much slower than expected while at the same time becoming crowded with competitors, making this specific technology sector very competitive and incapable of delivering revenues consistent with Micro Linear’s strategic objectives. Accordingly, we are refocusing our engineering efforts into a variety of wireless products where the Company has consistently demonstrated key competitive advantages and revenue growth.”

         Micro Linear further announced that it expects net revenues for the third quarter of 2002 to be approximately $9.1 million, compared to net revenues of $8.9 million for the second quarter of 2002, and net revenues of $7.4 million during the comparable third quarter of 2001. The Company anticipates a third quarter 2002 operating loss of approximately $0.9 million, and net income of approximately $3.2 million after recording the receipt of a $4.0 million tax refund. This compares with an operating loss of $1.2 million and a net loss of $1.2 million for the second quarter of 2002, and an operating loss of $3.2 million and a net loss of $2.8 million during the comparable third quarter of 2001. Product orders are expected to total $5.3 million, compared to $4.7 million in product orders during the third quarter of 2001. Cash and short term investments rose to $28.6 million at the end of the third quarter of 2002, up from $23.9 million at the end of the second quarter of this year.

         “We are very pleased with our third quarter 2002 operating results,” added Mr. Richardson. “Our restructuring will closely align our product development, sales, and marketing efforts with areas were we have major customer activity, while significantly reducing our breakeven point, which we anticipate will help accelerate our return to generating an operating profit.”

         Micro Linear will hold a conference call today, October 8, 2002 beginning at 6:00 pm Eastern Time/3:00 pm Pacific Time to further discuss today’s events. To participate in the conference call, please dial (212) 896-6114. A recording will be available after 8:00 Eastern Time/5:00 pm Pacific Time October 8, 2002 through October 22, 2002. The recording may be accessed by dialing (800) 633-8284, and entering reservation number 20962970.

         About Micro Linear Corporation:

         Micro Linear Corporation develops and delivers innovative wireless solutions which provide superior flexibility, functionality and capacity to wireless equipment manufacturers.

Cautionary Note regarding Forward-looking Statements

         Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s expectations regarding anticipated revenues, operating loss, net income, product orders and the amount of restructuring charge for the fourth quarter, as well as statements regarding the magnitude of the Company’s workforce reduction, future costs savings, the success, size and nature of the restructuring and the impact of the restructuring on customers and future revenues, the ability to grow and compete effectively and the ability to return to profitability, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially. Actual results for the quarter are being finalized and may change as the Company closes its accounts for the quarter. Additional risks and uncertainties include, but are not limited to, risks associated with the market for wireless consumer products, the Company’s ability to implement its business plan and reduce expenses, the impact of competitive products and pricing and alternative technological advances, manufacturing difficulties, fluctuations in consumer demand due to economic developments and uncertainties, and other risks detailed from time to time in the SEC reports of Micro Linear Corporation, including its annual report on Form 10-K for the period ended December 31, 2001 and its quarterly report on Form 10-Q for the quarter ended June 30, 2002. Micro Linear disclaims any obligation to update these forward-looking statements.